Exhibit 99.44

SUBJECT TO U.S. FEDERAL RULE OF EVIDENCE 408; WITHOUT PREJUDICE

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DEED OF GUARANTEE AND INDEMNITY – 8 April 2013

This guarantee (the “Guarantee”) is made as a deed and is legally binding upon the Parties hereto.

PARTIES

Guarantors	Each of:

(1) Closed Joint Stock Company “Russian Standard” Corporation” (ЗАО «Компания «Русский Стандарт»)
Address: 123610, Moscow, Krasnopresnenskaya nab, 12, office 1507
INN (Identification Number of Taxpayer): 7707245576 (“RSC”)

(2) Roust Trading Ltd. (“RTL”)
Address: 25 Belmont Hills Drive, Warwick WK 06, Bermuda, Registration Number EC/20415

Lender	Steb Holdings Ltd. (only if a Borrower is not a Russian entity)

Address: 1st Floor, Yamraj Building, P.O. Box 875, Road Town, Tortola, British Virgin Islands

or such subsidiary of Steb Holdings Ltd. which is incorporated in Cyprus or any other jurisdiction agreed upon by the Lender and RTL (the “Lender”).

Borrower	JSC “Russian Alcohol Group” (“RAG”) or such other subsidiaries of Central European Distribution Corporation (“CEDC”) that are agreed upon by the Lender, CEDC and RTL (each, a “Borrower”); provided that in the event that RAG or such other subsidiaries each become a Borrower under Bilateral Facility Agreements (as defined in the Term Sheet), but do not in aggregate principal amount, borrow the full USD 100,000,000, RTL shall procure that RTL or its designee that is agreed upon by the Parties becomes a “Borrower” under a Bilateral Facility Agreement for the difference between USD 100,000,000 and the aggregate principal amount borrowed by RAG or such other subsidiaries; provided, further, that there shall be no more than five (5) Bilateral Facility Agreements; provided, further, that if neither RAG nor any such other subsidiaries become a Borrower for any reason, RTL or its designee that is agreed upon by the Parties, may elect to become a Borrower under a Bilateral Facility Agreement of up to USD 100,000,000.

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SUBJECT TO U.S. FEDERAL RULE OF EVIDENCE 408; WITHOUT PREJUDICE

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Obligors	Each of:

(1) the Borrower; and

(2) the Guarantors

The Loan Agreement Term Sheet	A legally binding term sheet (the “Term Sheet”) entered into among the Guarantors and the Lender pursuant to which the Lender agrees to make a senior, unsecured term loan to the Borrower in the principal amount of USD 100,000,000 (One hundred million US dollars).

TERMS

Guarantee and Indemnity	Each of the Guarantors irrevocably and unconditionally guarantees the following obligations of the Borrower under the Bilateral Facility Agreement (as such term is defined in the Term Sheet) as if it were a principal obligor in respect of the same;

(a) guarantees to the Lender punctual performance by the Borrower of all of its obligations under the Bilateral Facility Agreement;

(b) undertakes with the Lender that whenever the Borrower does not pay any amount when due under or in connection with the Bilateral Facility Agreement, it shall immediately on demand pay that amount as if it was the principal obligor and not merely a surety; and

(c) agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid, or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity, or illegality, have been payable by it under the Bilateral Facility Agreement on the date when it would have been due.

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(d) agrees with the Lender that its guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrower under the Bilateral Facility Agreement, regardless of any intermediate payment or discharge in whole or in part;

(e) agrees with the Lender that if any discharge, release or arrangement (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in any relevant insolvency, liquidation, administration or otherwise, then without limitation, the liability of the Guarantor will nevertheless continue or be reinstated as if the discharge, release, avoidance, or arrangement had not occurred;

(f) agrees with the Lender that its obligations under this Guarantee will not be affected by an act, omission, matter or thing which, but for its Guarantee, would reduce, vary, discharge, waive release or prejudice any of its obligations under its Guarantee (without limitation and whether or not known to it or any party) including:

(i) any time, waiver or consent granted to, or composition with, any Obligor or other person;

(ii) the release of any other Obligor (other than in the case of payment in full of all outstanding obligations under the Bilateral Facility Agreement) or any other person under the terms of any composition or arrangement with any creditor of any member of the Obligors;

(iii) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non- presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

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(iv) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(v) any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of the Bilateral Facility Agreement including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under the Bilateral Facility Agreement;

(vi) any unenforceability, illegality or invalidity of any obligation of any person under the Bilateral Facility Agreement or any other document; or

(vii) any insolvency or similar proceedings.

(g) without prejudice to the generality of the foregoing, each Guarantor expressly confirms that it intends that this Guarantee of this Term Sheet shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to the Bilateral Facility Agreement and/or any facility or amount made available under the Term Sheet for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

(h) waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantors under this Guarantee. This waiver applies irrespective of any law or any provision of the Term Sheet to the contrary.

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(i) until all amounts which may be or become payable by the Obligors under or in connection with the Term Sheet have been irrevocably paid in full (other than with respect to contingent indemnification obligations for which no claim or demand has been made), the Lender (or any trustee or agent on its behalf) may:

(i) refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(ii) hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Guarantee.

(j) until all amounts which may be or become payable by the Obligors under or in connection with the Term Sheet have been irrevocably paid in full (other than with respect to contingent indemnification obligations for which no claim or demand has been made), no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Term Sheet or by reason of any amount being payable, or liability arising, under this Guarantee:

(i) to be indemnified by an Obligor;

(ii) to claim any contribution from any other Guarantor;

(iii) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Term Sheet or of any other guarantee taken pursuant to, or in connection with, the Term Sheet by the Lender;

(iv) to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity;

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(v) to exercise any right of set-off against any Obligor; and/or

(vi) to claim or prove as a creditor of any Obligor in competition with the Lender.

(vii)

(k) If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Term Sheet to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Lender.

In addition, RSC irrevocably and unconditionally guarantees the obligations of RTL to pay the fees under the Term Sheet and the fees and other obligations under that certain Fees Letter among RTL, RSC and Lender, dated 8 April 2013 (the “Fee Obligations”), in each case, on a principal obligor basis:

(a) guarantees and indemnifies the Lender in respect of the due and punctual performance by RTL of all of its Fee Obligations;

(b) irrevocably and unconditionally undertakes with the Lender that whenever RTL does not pay any amount when due under or in connection with the Fee Obligations, it shall immediately on demand pay that amount as if it was the principal obligor in respect thereof and not merely a surety;

agrees with the Lender that if, any Fee Obligation guaranteed by it is or becomes unenforceable, invalid, or illegal, it shall, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of RTL not paying any amount which would, but for such unenforceability, invalidity, or illegality, have been payable by it under the Term Sheet on the date when it would have been due;

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The Parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages if the Borrower does not incur the Loan prior to the expiration or termination, as applicable, of the Commitment Period, the Break-Up Fee payable in such event shall constitute liquidated damages, and not a penalty, and shall be in full and complete satisfaction of any and all damages arising in such event.

Representations	Each of the Guarantors hereby represents and warrants as to itself as of the date hereof the following:

(a) Such Guarantor is in good standing (to the extent such concept is relevant) with the secretary of state or other applicable governmental authority in each jurisdiction in which they are organized or operate, except to the extent that the failure to do so, would not reasonably be expected to result in a material adverse effect on the results of operations or financial condition of RTL and RSC taken as a whole.

(b) Such Guarantor has the requisite corporate power and authority to enter into the Term Sheet and Guarantee.

(c) The obligations expressed to be assumed by it in the Term Sheet and this Guarantee are legal, valid, binding and enforceable obligations, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws affecting creditor’s rights generally and by general principals of equity.

(d) The entry into and performance by it of, and the transactions contemplated by, the Term Sheet and this Guarantee do not and will not conflict with: (i) any law or regulation applicable to it; (ii) the constitutional documents of such Guarantor; or (iii) any agreement or instrument binding upon it or any such Guarantor or any of such Guarantor's assets or constitute a default or termination event (however described) under any such agreement or instrument, except, in such case, to the extent that such contravention would not reasonably be expected to result in a material adverse effect on the results of operations or financial condition of RTL and RSC, taken as a whole.

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(e) To the best of the Guarantors’ knowledge as of the date hereof, no Event of Default (that is not susceptible to cure within five (5) Business Days) is continuing; provided, that each of the Guarantors represents and warrants that with respect to RSC (i) no Event of Default has occurred on its Financial Debt (as defined in the Term Sheet) made to entities other than its subsidiaries and (ii) no Event of Default has occurred with respect to the Change of Control (as defined in the Term Sheet).

(f) RTL has furnished the Lender with the stand-alone balance sheet of RSC as at December 31, 2011 and a preliminary, pro forma stand-alone balance sheet of RSC as at December 31, 2012 and the related stand-alone statements of income for the fiscal years then ended. The financial statements referred to above (collectively, the “Financial Statements”), except as described therein, have been prepared in accordance with Russian Statutory Accounting Standards (“RSAS”) and IFRS, as applicable. Such Financial Statements fairly present, in all material respects, the stand-alone financial position of RSC as at December 31, 2011 and the preliminary, pro forma stand-alone financial position of RSC as at December 31, 2012, respectively, and the related statements of income fairly present, in all material respects, the results of the operations of RSC for the fiscal year ended December 31, 2011 and the preliminary, pro forma stand alone results of the operations of RSC for the fiscal year ended December 31, 2012. As of the date of the relevant balance sheet referred to above RSC did not have any material liabilities that were required to be set forth on a balance sheet prepared in accordance with RSAS or IFRS, as applicable, except material liabilities reflected on the Financial Statements. Since December 31, 2012, there has not been material adverse effect on the results of operations or financial condition of RSC.

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(g) As of the date hereof, RSC is the legal and beneficial owner of no less than 90.8 per cent of the issued and outstanding voting shares of ZAO “Russian Standard Bank” (ЗАО «Банк Русский Стандарт»), general license of the Bank of Russia No. 2289 issued on 19 July 2001, identification number of taxpayer (INN): 7707056547 and such shares are free from any claims, third party rights or competing interests.

Affirmative Covenants	Each of the Guarantors shall:

	a.	Maintain its corporate existence in accordance with all applicable laws, except to the extent where the failure to do so would not reasonably be expected to result in a material adverse effect on the results of operations or financial condition of RTL and RSC taken as a whole.

	b.	Maintain accounting, cost control and management information systems and books of account in accordance with applicable accounting standards (and with respect to RSC, in accordance with the RSAS).

	c.	Maintain reputable independent auditors.

	d.	Obtain, maintain, renew and comply with all necessary licenses, approvals and registrations, except to the extent where the failure to do so would not reasonably be expected to result in a material adverse effect on the results of operations or financial condition of RTL and RSC taken as a whole.

	e.	Comply in all material respects with all agreements to which it is a party or binding on it or its assets, except if the failure to comply therewith would not reasonably be expected to have a material adverse effect on the results of operations or financial condition of RTL and RSC taken as a whole.

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	f.	Pay all taxes when due and make timely filings of required tax returns and government reports, except (i) taxes that are being contested in good faith by appropriate proceedings and for which the relevant party has set aside on its books adequate reserves in accordance with generally accepted accounting principles or (ii) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on the results of operations or financial condition of RTL and RSC taken as a whole.

	g.	Comply in all respects with all laws to which it may be subject, except if the failure to comply therewith would not reasonably be expected to have a material adverse effect on the results of operations or financial condition of the RTL and RSC taken as a whole.

	h.	Not directly or, to the knowledge of the Guarantors, indirectly use the proceeds of the Loan for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

	i.	RSC shall at all times hold, directly or indirectly, at least a majority of the issued and outstanding shares of ZAO “Russian Standard Bank” (ЗАО «Банк Русский Стандарт»), general license of the Bank of Russia No. 2289 issued on 19 July 2001, identification number of taxpayer (INN): 7707056547.

	j.	(i) conduct its businesses in compliance with applicable anti-corruption laws; and (ii) maintain policies and procedures designed to promote and achieve compliance with such laws.

Furnishing of Information	RSC shall furnish the following information to the Lender:

	a.	starting with the first quarter of 2013, for each of the first three fiscal quarters of each financial year, within 60 days after its end, unaudited standalone financial statements prepared in accordance with the Russian Statutory Accounting Standards and pro forma accounts prepared in accordance with IFRS;

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	b.	For each financial year, starting with 2013, within 120 days after its end, audited standalone financial statements prepared in accordance with the Russian Statutory Accounting Standards, unaudited pro forma accounts prepared in accordance with IFRS and a management letter.

	c.	Promptly upon a responsible officer of a Guarantor obtaining knowledge of the occurrence of any event, condition or change that has caused or would reasonably be expected to cause, individually or in the aggregate, a material adverse effect with respect to such Guarantor.

	d.	Information at the request of Lender in relation to any litigation claims which, if adversely determined, are reasonably likely to have a material adverse effect on the result of operations or the financial condition of RSC and its subsidiaries, taken as a whole.

Subrogation	If the Guarantors are required to perform the obligations of any Borrower pursuant to this Guarantee, the Guarantors shall be subrogated to the rights of the Lender with respect to such obligations to the fullest extent provided under applicable law.

Language	All agreements will be in the English language. All other documents submitted to the Lender and all correspondence between the Lender and the Guarantors will be in the English language or will be accompanied by a certified English translation and the English version will govern.

Governing Law	This Guarantee and any non-contractual obligations arising under or in connection with it shall be governed by laws of England and Wales.

Dispute Settlement	Any dispute arising out of or in connection with this Term Sheet (including a dispute relating to the existence, validity or termination of this Guarantee or any non-contractual obligation arising out of in connection with this Guarantee) (a "Dispute") shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration (LCIA) (the "Rules").

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For the purposes of arbitration, the Parties waive any right of application to determine a preliminary point of law or appeal on a point of law under Sections 45 and 69 of the Arbitration Act 1996.

Further Undertakings of the Parties	Upon request of any of the parties, the parties shall enter into a deed of guarantee and indemnity in the form of a long-form agreement incorporating the terms hereof. For the avoidance of doubt, each party acknowledges that this Guarantee is made as a deed and is legally binding upon the parties.

Third party	A person who is not a party to a Bilateral Facility Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of such Loan.

Entire Agreement	This Guarantee shall constitute the entire obligation of the Parties and supersede any other prior expressions of intent or understanding with respect to the guarantee and indemnity. Any amendment, consent or waiver in respect of this Guarantee shall be in writing and signed by each of the parties hereto.

For the avoidance of doubt, this Guarantee shall not in any way restrict the Lender or any of its affiliates from participating in, proposing or otherwise supporting any alternative proposal for any restructuring transaction involving CEDC or any of its subsidiaries.

Amendment	Any amendment, consent or waiver of this summary of terms shall be in writing and signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorised representatives, have caused this deed of guarantee and indemnity to be signed as a Deed in their respective names as of the date first above written.

EXECUTED as a DEED by the Closed   )

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Joint Stock Company “Russian Standard” Corporation”, a joint stock company organised and existing under the laws of the Russian Federation acting by its Director Nouriakhmetova Nelia Ravilevna and its Chief Accountant Sipyagina Julia Jurievna	) ) ) ) ) ) )	______________________________________ Name: Nouriakhmetova Nelia Ravilevna Status: Director

	) ) ) ) ) )	______________________________________ Name: Sipyagina Julia Jurievna Status: Chief Accountant

EXECUTED as a DEED by Steb Holdings Ltd., a company organised and existing under the laws of the British Virgin Islands acting by Director Vladimirs Petrovs	) ) ) ) ) ) ) )	______________________________________ Name: Vladimirs Petrovs Status: Director
Witnessed by:	) ) ) ) )	Name: Status: Administrator

EXECUTED as a DEED by the Roust Trading Ltd., a company organised and existing under the laws of Bermuda acting by its Directors Nouriakhmetova Nelia Ravilevna and Wendell Malcolm Hollis	) ) ) ) ) ) ) )	______________________________________ Name: Nouriakhmetova Nelia Ravilevna Status: Director

	) ) ) ) ) )	_____________________________________ Name: Wendell Malcolm Hollis Status: Director

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